Exhibit 10.14

NSB SOFTWARE AS A SERVICE MASTER AGREEMENT

THIS AGREEMENT is by and between:

NSB Retail Solutions Inc., having its principal place of business at:

2800 Trans Canada Highway

Pointe Claire, Quebec, Canada

H9R 1B1

(Hereinafter referred to as “NSB”)

AND

Boot Barn, Inc., having its principal place of business at:

1636 West Collins Avenue

Orange, CA 92867

(Hereinafter referred to as the “Client”)

WHEREAS, Client wishes to procure from NSB and NSB wishes to provide to Client NSB’s Connected Retailer® Software in the form of Software as a Service (“SaaS”); and

NOW, THEREFORE, in consideration of the promises hereof, and the mutual obligations herein made and undertaken, the parties hereto agree as follows:

1.                                      DEFINITIONS

“Agreement” means this NSB SaaS Agreement and Schedules, Exhibits and/or Appendices hereto;

“Business Day” means a day other than any Saturday or Sunday or any of the Local Holidays;

“Designated Equipment” means the servers and associated equipment which shall have the Software installed for the Client to access and use to operate their business;

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“Client Desk Top Computers” means the computers located at the Client’s site, which have the required Microsoft Windows Operating System and Terminal Services, which shall be used to connect to NSB Designated Equipment. For avoidance of doubt, Microsoft Windows Operating System and Terminal Services software for the Desk Top Computers are not being provided by NSB.

“Documentation” means all user manuals and other documentation supplied by NSB to Client whether provided in electronic form or otherwise, including training manuals, program listings, data models, flow charts, logic diagrams, functional specifications, instructions, etc.;

“Hosted Applications” means the NSB Connected Retailer head office Software set forth in Schedule “F”;

“Implementation Services” means the consulting, client specific parameter settings, training, project management, implementation and/or documentation services, performed pursuant to a statement of work (“SOW”) attached hereto as Schedule “F”;

“Live” — means the first day of Client posting and/or processing production data through NSB Hosted Applications.

“Local Holidays” means the following days or the days on which these holidays are observed by NSB for US Clients: New Year’s Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day;

“Maintenance Period” means: The Maintenance Period for Hosted Applications is 08:30 — 17:30, Client’s head office time zone, for all Business Days excluding NSB Local Holidays and the Maintenance Period for Store Solution is the Client’s store open hours of business plus thirty (30) minutes, excluding Local Holidays.

“Metrics” means the various measurements used for pricing of Software as a Service as set forth in Schedule “A”. The types of measurements used to establish the Metrics is based on any combination of: the number of stores; users or register count or any other measurements specified by NSB from time-to-time.

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“Network Connectivity” means the high speed persistent connection established between Client’s store and head office locations to NSB hosting facility as set forth in Schedule “H”;

“POS Equipment” or “Equipment” means the store hardware purchased hereunder as set forth in Schedule “B” and/or under maintenance with NSB that is being used to run the Store Software.

“Quarterly Fees” means the fees paid by Client to NSB based on the current Metrics, for the rights to use the Software and obtain the services associated with Software as a Service;

“Software as a Service” means the services provided by NSB pursuant to this Agreement, including (i) Client’s access to the Hosted Applications; (ii) licenses granted by NSB in respect of the Connected Retailer Store Software, and (iii) Software and POS Equipment support and maintenance services, the whole as set forth in the Schedules “A”, “B”, “C”, “D”, “E”, “F”, “G” and “H”;

“Software as a Service Fees” means the annual fees paid by Client to NSB based on the current Metrics, for the rights to use the Software and obtain the support services, excluding hardware lease and maintenance services and implementation services, associated with Software as a Service;

“Store Software” means the NSB Connected Retailer point of sale software known as “Store”, as set forth in Schedule “F”;

“Software” means the NSB Connected Retailer software and any applicable Third Party Software licensed by Client from NSB as set forth in Schedule “F”;

“Third Party” means a supplier whose software is licensed for distribution by NSB to be sublicensed by NSB to its clients and/or a supplier subcontracted by NSB to provide services;

“Third Party Software” means all software owned by a Third Party (such as Microsoft SQL), but licensed for distribution by NSB as part of the SaaS.

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2.                                      CLIENT RIGHT OF USE.

2.1.                            Client’s Rights. NSB grants to Client and Client agrees to accept a non-exclusive, non-perpetual, terminable, and non-transferable right, except as provided for in section 18.3, to access and to use the Hosted Applications and a non-exclusive, non-perpetual, terminable, non-transferable license, except as provided for in section 18.3, to use the Store Software, in the United States and/or Canada for its internal use via the Designated Equipment, in accordance with the terms of this Agreement and pursuant to the identified Metrics, during the term of this Agreement. Client’s rights under this Agreement will automatically terminate upon expiration of or termination of this Agreement.

2.2.                            Object Code. The computer programs comprising the Software will be supplied in object code only.

2.3.                            Limitation On Reverse Engineering, Decompilation, And Disassembly. Client may not reverse engineer, decompile, or disassemble the Software, except and only to the extent that it is expressly permitted by applicable law notwithstanding this limitation.

2.4.                            No Rental/No Commercial Hosting. Client may not rent, lease, lend, or provide commercial hosting services with the Software to any other entity.

2.5.                            POS Equipment configuration. Client shall purchase the certified POS Equipment configuration as outlined in Schedule “B”, which may be subject to change by NSB. Notwithstanding anything to the contrary, should the POS Equipment models change from what are currently listed in Schedule “B”, NSB shall use reasonable efforts to certify like replacement POS Equipment.

3.                                      TERM AND TERMINATION.

3.1.                            Term. This Agreement shall commence upon execution hereof and shall continue for five (5) years from the date upon which Client begins using NSB Connected Retailer Software to process live data (the “Initial Term”). During the Initial Term, the SaaS Fees may be increased each year after the second year of the Initial Term, by up to the greater of either (i) the increase in the Consumer Price Index (All Items, Montreal) over the previous year (“CPI”) plus two percent (2%). The foregoing cap on increases shall not apply to increases in respect of Third Party costs including, but not limited to, costs associated with Third Party licenses, maintenance

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and POS hardware maintenance. Client may terminate this Agreement at the expiration of the Initial Term by providing written notice to NSB not less than one hundred and eighty (180) days prior to the end of the Initial Term, such termination to take effect at the expiration of the Initial Term, while NSB may terminate this Agreement at the expiration of the Initial Term by providing written notice to the Client not less than one (1) year prior to the end of the Initial Term, such termination to take effect at the expiry of the Initial Term. Notwithstanding anything to the contrary, Client may terminate this Agreement after the end of the third year of the Initial Term by providing written notice to NSB not less than one hundred and eighty (180) days prior to the end of the third year of the Initial Term. In such event, Client shall pay NSB an amount equal to fifty percent (50%) of the then current annual SAAS fees for the remaining two years of the Initial Term.

3.2.                            Automatic Renewal. This Agreement shall automatically renew for successive renewal terms of twelve (12) months (“Renewal Term(s)”) unless terminated as permitted hereunder. The SaaS Fees may be increased each year by up to the greater of either (i) the increase in the Consumer Price Index (All Items, Montreal) over the previous year (“CPI”) plus two percent (2%). The foregoing cap on increases shall not apply to increases in respect of Third Party costs including, but not limited to, costs associated with Third Party licenses, maintenance and POS hardware maintenance. Either party may terminate this Agreement at the expiration of the then current Renewal Term by providing written notice to the other party of not less than one hundred and eighty (180) days prior to the end of the then current Renewal Term. For avoidance of doubt, termination shall be effective at the expiration of the then current Renewal Term.

3.3.                            Termination. In addition to such other rights and remedies as may be available in law or in equity, should either party commit a material breach of its obligations hereunder, the other party may, at its option, terminate this Agreement with thirty (30) days written notice of desire to terminate, which notice shall identify and describe the basis for such termination. If, prior to expiration of such period, the defaulting party cures such default, termination shall not take place.

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3.4.                            Survival. Any rights and obligations which by their nature extend beyond the term of this Agreement (whether the Agreement is terminated after the Initial Term or any Renewal Term) shall survive and continue after any expiration or termination and shall bind the parties and their legal representatives, successors, heirs and assigns, where assignment is expressly permitted.

3.5.                            Cease Use. Upon termination of this Agreement for any reason, Client shall immediately cease all use of Software and return or purge any and all components thereof, including returning or destroying or causing to be destroyed any and all copies of any Software, Documentation, notes and other materials.

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4.                                      PROPRIETARY RIGHTS.

4.1.                            Ownership. Client acknowledges and agrees that this Agreement grants Client no title or right of ownership in or to the Software, or any component thereof, or to any associated materials including, but not limited to any Documentation, or intellectual property. Client shall not, at any time, take or cause any action, which would be inconsistent with or tend to impair the rights of NSB or its licensors. NSB acknowledges and agrees that this Agreement grants NSB no title or right of ownership in or to Client’s data, documentation or intellectual property.

5.                                      SOFTWARE SUPPORT AND MAINTENANCE.

5.1.                            Software Support and Maintenance. NSB will provide the following Software Support and Maintenance Services:

5.1.1.                  Support and assistance on technical operational issues and application support to Client’s head office designates as it pertains to the Hosted Applications, and direct to Client’s store personnel for the Store Software, during the Maintenance Period. Such support may be provided using remote access to either Client’s desktops, registers or to the Hosted Applications. All Software problem reports will be acknowledged by NSB by reference number. NSB will attempt to generate a correction by modifying the NSB Software, where applicable, and incorporating the modifications in the next Software Release to obviate or mitigate the effect of the defect and to use its commercially reasonable efforts to ensure that the owner of any Third Party Software provides a correction to the Third Party Software, where the problem is, in NSB’s opinion, in the Third Party Software.

5.1.2.                  Respond to Client’s inquiries pertaining to all Software procedural queries that are not covered in either the available NSB Documentation or associated training.

5.1.3.                  Fault diagnosis and, where possible, recommendations for corrections, subject to the limitations which may be imposed by contractual restrictions of any Third Party, following the reporting of any Software problem by Client. NSB shall use commercially reasonable efforts to commence investigation of the problem within the initial response time as set forth in Schedule “C” to this Agreement. Diagnosis and resolution of operational problems will generally be carried out remotely.

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5.1.4.                  NSB shall install new releases to a hosted test environment. Client shall have the opportunity to perform testing of the new releases. Client shall be provided with at least thirty (30) days from the date on which it is notified by NSB that the new release has been applied to notify NSB in writing of any issues or concerns. Failure by Client to notify NSB in writing within such period shall be construed as deemed acceptance and NSB shall have sole discretion to apply the new releases to the live production environment. Notwithstanding the foregoing, fixes may be applied directly to the live production environment where NSB deems that to do so would be appropriate under the circumstances.

5.1.5.                  Provide to Client new releases to the Software including Documentation if available, on the condition that these new releases are compatible with Client’s Desktop Computers. New releases shall not include any options, future products, or new versions of the same product previously licensed by Client which NSB licenses to its clients generally at additional cost and/or under separate agreement. Client shall be charged on a time and materials basis for training and other services rendered by NSB in connection with the new releases. It will be Client’s obligation to attend training classes at NSB Montreal, via web conference or Client’s location, as designated by NSB.

5.1.6.                  Provide to Client one copy per store of the new Store software releases, maintenance releases and fixes that are generally made available by NSB to its clients, including Documentation (if applicable), on the condition that these releases and fixes are compatible with Client’s POS Equipment. New releases shall not include any options, future products, or new versions of the same product previously licensed by Client which NSB licenses to its clients generally at additional cost or under separate agreement. Client shall be charged on a time and materials basis for training and any other services rendered by NSB to Client in connection with the new Store Software releases. It will be Client’s obligation to attend training classes at NSB Montreal, via web conference or Client’s location, as designated by NSB. Client and/or Client’s store personnel shall work with NSB to deploy and install new POS software releases, maintenance releases and fixes.

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5.1.7.                  In addition to supporting the current release of the Store Software, NSB will support all releases that have been delivered to Client within the preceding year. For greater clarity, NSB shall support the current shipping release and one previous release. NSB shall have no obligation to provide support if Client does not comply with the foregoing.

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5.2.                            Exclusions. Software as a Service shall not include the diagnosis and rectification of any fault resulting from:

(a)         use of versions of any third party software including the operating system software on Client’s Desktop Computers, other than those specified from time-to-time by NSB;

(b)         inadequate training by Client of its personnel on the use of the Software;

(c)          unauthorized use of the Software;

(d)         any use of the Software not in accordance with the Documentation or otherwise contrary to NSB’s instructions;

(e)          modifications or enhancements to the Software not made by NSB, or made without NSB’s prior written consent;

(f)           use of the Software other than that installed on the Designated Equipment or POS Equipment;

(g)          failure by Client to implement NSB’s recommendations or solutions related to use of the Software;

(h)         use of the Software in conjunction with equipment or software not approved by NSB;

5.3.                            Additional Services. NSB may also offer Client the following services, subject to resource availability, on either a time and materials basis at NSB’s then prevailing rates or for a mutually agreeable pre-determined Fee:

(a)         work performed outside the contracted Maintenance Period at the request of Client;

(b)         perform hourly transaction log backups;

(c)          consultation for the resolution of those problems experienced by Client in operating the Software for which training has not been provided;

(d)         on-site services, including any related travel time, to carry out such work as the parties may agree upon from time-to-time;

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(e)          network traffic analysis (between Stores and NSB) and tuning provided that the network connectivity is not aggregated by NSB;

(f)           training and/or additional Documentation; services required due to failure of equipment, software not supplied or maintained by NSB, telecommunications facilities, failures of the Software caused by fault or negligence of Client by operator error or by improper use or misuse of the system;

(g)          diagnosis of any head office hardware or network problems;

(h)         requests for services to change Client configurable POS parameters and additional training.

In addition to any fees for the above services, NSB shall be entitled to reasonable out of pocket expenses.

6.                                      NSB’s RESPONSIBILITIES

6.1.                            Provide access to the hosted applications as outlined in Schedule “D” - NSB’s SaaS Infrastructure Service Level Guidelines, via a secure, persistent network communication connection. NSB, or its hosting partner, shall operate and maintain the servers (“Servers”) in good working order with access restricted to qualified employees or contractors of NSB. NSB, or its hosting partner, shall employ its best practices to ensure the security, confidentiality and integrity of all Client Data and other proprietary information transmitted through or stored on the Servers, including, without limitation: (i) maintenance of independent archival and backup copies of the Client’s Data; and (ii) protection from any network attack and other malicious, harmful or disabling data, work, code or program. Notwithstanding the foregoing, Client understands and acknowledges that from time to time, the Servers may be inaccessible or inoperable for various reasons, including, but not limited to, equipment malfunctions, upgrades or modifications, or other causes beyond the control of NSB, including but not limited to interruption or failure of telecommunication or digital transmission links, hostile network attacks or network congestion or other failures (collectively “Downtime”). NSB shall use commercially reasonable efforts to minimize any disruption, inaccessibility and/or inoperability and in the case of any scheduled Downtime, if applicable, NSB shall use best efforts to provide at least seventy two (72) hours’ advance notice to Client.

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6.2.                            NSB will be responsible for performing the technical and operational support functions as it pertains to the applications being hosted. NSB’s technical and operational functions will consist of system monitoring (hardware, operating system and database management) and providing the required support measures that will mitigate operational issues.

6.3.                            Subject to section 6.1, NSB will use commercially reasonable efforts, pursuant to the terms and conditions set forth in this Agreement, to make the hosted applications accessible to Client twenty-four (24) hours a day, seven (7) days a week, except where scheduled maintenance is required.

6.4.                            NSB shall have in place a comprehensive disaster recovery plan which shall provide for the recovery of all core systems operations within (twenty four) 24 hours from a declared disaster.

6.5.                            Upon request from Client, NSB agrees to provide, on a monthly basis, an e-mail or an alternative form of electronic communication or access, system usage reports which will detail the number of active users, disk space usage and/or other similar system-specific items where metrics can be obtained.

6.6.                            NSB shall allocate five (5) Gigabytes of disk space for the purpose of Client storing attached items within Merchandising. Additional disk space will be made available as required for an incremental quarterly fee of $.10 per megabyte.

7.                                      CLIENT’S RESPONSIBILITIES

7.1.                            Client will:

(a)         use the Equipment and Software as authorized, in accordance with NSB’s operating instructions and the Documentation, with suitable operating supplies.

(b)         ensure that the Software is only used in a proper manner by trained employees.

(c)          not alter, adapt, modify the Software except where previously agreed in writing by NSB.

(d)         co-operate to a reasonable extent with NSB’s personnel in the diagnosis, investigation and correction of any fault in the Software.

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(e)          to the best of their ability, make available to NSB, free of charge, all information, facilities and services reasonably required by NSB to enable it to perform the Software Support and Maintenance Service.

(f)           provide, at no charge to NSB, adequate access to Client’s staff, the Software and other resources as reasonably required to perform remedial maintenance service. Client shall obtain and provide NSB access to, and use of, any machines, attachments, features or other equipment which, in the opinion of NSB, are necessary to enable the performance of the services.

(g)          notify NSB promptly by opening a Service Request relating to all Software faults and/or failures via telephone or NSB’s e-Service available on NSB’s website.

(h)         not install any new releases or updates to the operating system/database within the hosted environment without the prior consent of NSB. Any assistance provided by NSB in installing or configuring the new operating system/database releases or updates will be billable on a time and materials basis at NSB’s then prevailing rates.

(i)             produce a Client specific register manual and train Client’s employees on Store Software use, operation, backup and recovery procedures.

(j)            be responsible for the procurement, installation and maintenance of all non-NSB communication media, including, but not limited to, telephone and telegraph equipment for the remote transmission of data, and Client shall assume all charges for such media in connection with the performance of the Services covered by this Agreement.

(k)         be responsible for the content and validity of the data, which shall be populated through the Hosted Applications user interfaces and any approved and supported imports and/or exports, in the format specified by NSB.

(l)             be responsible for acquiring, setting up and configuring Client’s head office Desk Top Computers which shall be used to connect to NSB Designated Equipment. Efforts for NSB to assist with this process shall be billable on a time and materials basis at NSB’s then prevailing rates.

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(m)     keep all Desktop Computers current from a virus protection perspective.

8.                                      POS EQUIPMENT SUPPORT AND MAINTENANCE

8.1.                            POS Equipment Support and Maintenance.

NSB warrants that the POS Equipment sold to Client by NSB shall be compatible with the Store Software during the Initial and subsequent Renewal Term(s). Notwithstanding the foregoing, Client may be required to upgrade certain components of the POS Equipment including, but not limited to, memory and disk, which shall be at the Client’s sole expense.

8.1.1.                  All POS Equipment to be serviced under this Agreement is being purchased through NSB. If POS Equipment is acquired by Client from someone other than NSB, such equipment shall be subject to inspection by NSB, and Client shall pay for such inspection services and for all labor, materials and adjustments required to place the equipment in good operating condition and staging/integration. Client shall be billed on a time and materials basis at NSB’s then prevailing rates.

8.1.2.                  During the specific hours of coverage (“the Maintenance Period”) for the POS Equipment maintenance program as outlined in Schedule “E” and subject to payment by Client of the Annual POS Equipment Maintenance Fees, NSB and/or its agents will use commercially reasonable efforts to provide the following POS Equipment Maintenance and Support Services:

8.1.2.1.  Support and maintenance as outlined in Schedule “E” during the Maintenance Period when NSB is notified that the POS Equipment is inoperable.

8.1.2.2.  All parts and labor necessary, in the opinion of NSB and/or its agents, for maintaining the POS Equipment in good operating condition. All parts will be furnished on an exchange basis and will be new standard parts or parts of equal quality. All parts removed for replacement shall become the property of NSB.

8.1.3.                  Should Client desire to move POS Equipment covered under this Agreement to another physical location identified by a different civic address, such POS equipment shall continue to be covered hereunder provided Client gives NSB at least thirty (30) days written notice prior to such movement. Failure to notify NSB within thirty (30) days may delay

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service for which NSB shall not be liable. Such notice shall include addresses of originating and destination locations, POS Equipment serial numbers and date of move. Client shall be charged for all such work performed by NSB or its agents on a time and materials basis at the then prevailing NSB rates.

8.1.4.                  If upon relocation and inspection NSB personnel determine that the POS Equipment is not in serviceable condition as a result of causes beyond NSB’s control, at Client’s request, NSB shall perform the work required to place the POS Equipment in serviceable condition. Fees for labor and materials shall be at NSB’s then prevailing NSB rates.

8.1.5.                  Equipment maintenance service is limited to the POS Equipment covered hereunder, and is contingent upon the proper use of the equipment.

8.1.6.                  Client acknowledges and agrees that NSB uses subcontractors to provide local on-site POS Equipment Maintenance and Support Services.

8.2.                            Additional Services

8.2.1.                  NSB may also offer Client the following services, subject to resource availability, on a time and materials basis at NSB’s then prevailing rates:

(a)         work performed outside the Maintenance Period at the request of Client;

(b)         on-site services, including any related travel time, to carry out such work as the parties may agree upon from time to time;

(c)          installation support services associated with either adding POS registers or other devices into existing stores or installing POS Equipment into new stores;

(d)         operating supplies or accessories including cables, power supplies, media such as tapes and disks, printer bands and paper, paint, refinishing the POS Equipment, or furnishing any materials for these purposes;

(e)          any modification or additions to the POS Equipment.

8.2.2.                  After the POS Equipment has been installed for a cumulative period of seven (7) years from date of first installation, whether for Client or Client’s predecessor, NSB may require the performance of any necessary overhaul of the POS Equipment, subject to the approval of Client, on a time and materials basis at NSB’s then prevailing rates. Should the

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parties not agree to the overhaul of equipment, NSB may terminate this Agreement by providing Client with one hundred and eighty days (180) prior written notice.

In addition to any fees for the above services, NSB shall be entitled to reasonable out-of-pocket expenses.

8.3.                            Exclusions

8.3.1.                  The POS Equipment Support and Maintenance Service shall not include the diagnosis and rectification of any fault resulting from:

(a)         modification of Equipment without NSB’s approval;

(b)         accident, neglect, misuse, failure of electrical power, air conditioning, static electricity, humidity control, transportation, or causes other than ordinary use;

(c)          the Equipment being serviced or repaired by other than NSB personnel without the prior written consent of NSB;

(d)         the Equipment being removed from its Site and/or re-installed without the prior written consent of NSB.

8.3.2.                  NSB shall be under no obligation to provide service for POS System components not covered by this Agreement.

8.4.                            Client’s Responsibilities

8.4.1.                  Client shall provide, at no charge to NSB, adequate access to Client’s staff, the POS systems and any other reasonably required resources to perform the routine support and maintenance service to resolve a service request or documented product issue. Client shall obtain and provide NSB access to, and use of, any machines, attachments, features or other equipment which, in the opinion of NSB, are necessary to enable the performance of the services.

8.4.2.                  Client shall co-operate to a reasonable extent with NSB’s personnel in the diagnosis, investigation and correction of any fault in the POS Equipment;

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8.4.3.                  Client shall make available to NSB, free of charge, all information, facilities and services reasonably required by NSB to enable it to perform the POS Equipment Support and Maintenance Services;

8.4.4.                  Client shall be responsible for the procurement, installation and on-going support and maintenance of all internal and external network components and equipment, and shall bear all associated third party charges;

8.4.5.                  Client shall provide and maintain in good working order persistent network connections between Client head office users and NSB hosting facilities and between Client’s store location and NSB hosting facilities, as outlined herein, at its sole cost and expense.

8.4.6.                  Designated Client personnel shall work with NSB to determine if malfunctions are external to the POS Equipment (e.g., electrical power problem, communication problem, etc.), and such designated Client personnel shall assist NSB’s helpdesk with recovery procedures in the event of a system failure, installing updates or reloading Software where necessary.

8.4.7.                  Client shall load diagnostics if provided by NSB and work with NSB on remote diagnostic procedures as instructed by NSB;

8.4.8.                  Client shall provide NSB or its agents with a user password for system access in order to perform standard diagnostics;

8.4.9.                  Client shall notify NSB in writing of its intent to move the POS Equipment covered by this Agreement;

8.4.10.           Client shall provide all operating supplies or accessories including media, such as paper, ribbons batteries or any other materials for the day-to-day use of the Equipment or other operating purposes;

8.4.11.           Client shall notify NSB promptly by opening a service request relating to all POS Equipment faults and/or failures via either telephone or NSB e-Service;

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8.4.12.           Before returning any POS Equipment or POS system component, Client shall call NSB for a return authorization number which must be included with the returned unit along with a description of the problem;

8.4.13.           Client shall provide written notice to NSB at least seven (7) days prior to installation of a new POS equipment which is certified for SaaS and not purchased through NSB. In instances where this occurs, should Client require NSB assistance with the installation and staging of the POS equipment, these services would be available at NSB then prevailing rates. Notwithstanding the foregoing, such notice shall include the address of the installation location, equipment serial numbers and date of installation. Failure to notify NSB may result in service delays and extra charges for on-site maintenance.

8.4.14.           For those POS system components maintained via depot or advanced exchange service, the defective components must be packed in original packing material and shipped to NSB’s authorized service center(s) as outlined in Schedule “E”.

9.                                      DESTRUCTION OF DATA.

In performance of services, it is possible that data files on magnetic media may be destroyed. NSB will take commercially reasonable precautions to avoid destruction of data, but will not be held responsible in the event that such destruction occurs except in the case of gross negligence on the part of NSB. For the Hosted Applications, NSB shall make nightly back-ups of Client’s data as outlined in section 6.4, in the event of a required reload.

10.                               COPYRIGHTS AND TRADEMARKS.

Client will not acquire any title, copyright or other proprietary rights to or interest in the Software, or any portion thereof. All works of authorship shall be the exclusive property of NSB and/or Third Parties, as the case may be. NSB shall have and retain sole ownership of any and all NSB trademarks, including the goodwill pertaining thereto. Client shall not remove or alter any of NSB proprietary or copyright notices, trademarks or logos.

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11.                               PAYMENT TERMS.

11.1.                     The SaaS Fees including, but not limited to, POS Equipment Maintenance are due and payable quarterly in advance. The first payment shall be due when Client is Live. All undisputed sums due under this Agreement will be paid by Client (without any set off or deduction) within thirty (30) days from the date of Client’s receipt of invoice. Any additional charges for services not covered by the SaaS fee shall be due and payable within thirty (30) days from the date of Client’s receipt of invoice. For avoidance of doubt, implementation services and equipment shall be invoiced as per the payment schedule set forth in Schedule “A”.

11.2.                     If any fault or problem is found under investigation to be due to unauthorized use of the Software, Client shall pay NSB all reasonable costs and expenses incurred by NSB in consequence of such investigation, calculated on a time and materials basis at NSB’s then prevailing rates.

11.3.                     Client shall pay for all applicable taxes, duties or levies at the then prevailing rate. Any late payment charges arising out of Client’s late payment of taxes, duties or levies shall be payable by Client.

12.                               EXPENSES.

Client shall be invoiced twice monthly for all reasonable out-of-pocket expenses incurred by NSB at cost, in accordance with the then current NSB Travel Policy, attached herewith as Schedule I. Such out-of-pocket expenses will include travel to and from Client’s facilities from NSB facilities, subsistence expenses, overnight accommodation, and telephone calls. Copies of receipts for all expenses other than meals (which shall be covered by the relevant per diem as set forth in Schedule I), shall be provided upon request from Client provided such request is made within three (3) months of invoice date. In addition to such expenses, one-way travel time shall be billable at NSB’s then current rates.

13.                               CONFIDENTIALITY.

13.1.                     The Software and Documentation together with all other data and materials supplied by NSB to Client in machine-readable form or otherwise pursuant to this Agreement are the property and confidential and proprietary trade secrets of NSB and/or Third Parties and remain so even after delivery to Client.

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13.2.                     NSB and Client shall advise all their employees, agents or contractors that they are bound by the confidentiality terms of this Agreement. Further, each party agrees that during the performance of this Agreement it may receive information relating to the other party that is not generally known or that is of a proprietary nature (“Confidential Information”). Each party agrees not to use or disclose any Confidential Information except for the purpose of meeting its obligations under this Agreement, and will not use Confidential Information for any other purpose whatsoever. Confidential Information shall not include any information that is (a) generally known or available to the public; (b) already known at the time of receiving the Confidential Information through no wrongful act of the other party; (c) furnished by a third party with the right to do so; or (d) independently developed. In the event that either party is required to disclose Confidential Information relating to the other party to a court or government agency, it shall, prior to disclosure, and as soon as practicable, notify the other party and allow it an adequate opportunity to object to the disclosure order or take other action to preserve the confidentiality of the information.

13.3.                     Client acknowledges that NSB’s offering is unique and valuable and has been developed or otherwise acquired by NSB at great expense, and that any unauthorized disclosure or use of Software or any component thereof, would cause NSB irreparable injury and loss, for which damages would be an inadequate remedy.

13.4.                     Client agrees to keep all property of NSB, tangible and intangible, free and clear of all claims, liens and encumbrances.

14.                               LIMITED WARRANTIES.

14.1.                     Each party represents and warrants that it has the right, power and authority to enter into this Agreement and to perform all of its obligations hereunder.

14.2.                     NSB represents and warrants that Services performed under this Agreement will be performed in a good and workmanlike manner, using generally accepted industry standards, by trained and skilled personnel and will substantially conform to the specifications, provided, however, that NSB shall not be liable for violation of any applicable law, rule or regulation or any third party claim associated with client content provided to NSB by Client.

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14.3.                     To the knowledge of NSB, the Software does not violate any applicable law, rule or regulation or any third party, including any patent, trademark, trade name, copyright, trade secret or other intellectual property right. NSB shall defend Client in connection with a claim that the use of the Software by Client as permitted under this Agreement constitutes a patent or copyright infringement and shall indemnify and hold Client harmless against any damages finally awarded (after all appeals and excluding any damages not attributable to NSB) in connection with any such claim, but only to the extent that (i) the action relates to a patent or copyright enforceable in the United States or Canada, (ii) the action relates solely to the Software, (ii) the Software has not been altered or modified by or on behalf of Client, (iii) the Software is not used in connection with any services, software or equipment not approved by NSB, and (iv) the Software is used by Client only on the Designated Equipment, provided that: (a) Client give NSB written notice within ten (10) days of notice of any such claim; (b) NSB controls the defense of any action and has the right to settle; and (c) Client fully cooperates with NSB in the defense of such claim.

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14.4.                     In the event that Client’s use of the Software is enjoined, NSB shall, at its expense do one of the following, (a) procure for Client the right to continue using the Software, (b) substitute suitable Software or (c) modify the Software so that it becomes non-infringing. If any of the foregoing options are not commercially practicable, NSB may elect to provide a pro-rata refund to Client of any pre-paid SaaS fees. NSB shall have no liability or obligation to defend or indemnify Client with respect to any infringement of a third party intellectual property right, or claim thereof, based upon the combination, operation or use of any item of equipment or software supplied hereunder with equipment or software not supplied by NSB, or in a manner for which Client was not authorized, or for any claim based upon alteration or modification, without NSB’s written approval, of any Software supplied pursuant to this Agreement.

14.5.                     THE WARRANTIES MADE IN THIS AGREEMENT ARE THE ONLY WARRANTIES MADE BY NSB WITH RESPECT TO PRODUCTS AND SERVICES PROVIDED HEREUNDER. CLIENT AGREES THAT THE EXPRESS OBLIGATIONS AND WARRANTIES MADE BY NSB IN THIS AGREEMENT ARE IN LIEU OF AND, TO THE FULLEST EXTENT PERMITTED BY LAW, TO THE EXCLUSION OF ANY OTHER WARRANTY, CONDITION, TERM, UNDERTAKING OR REPRESENTATION OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, RELATING TO ANYTHING SUPPLIED OR SERVICES PROVIDED UNDER OR IN CONNECTION WITH THIS AGREEMENT INCLUDING (WITHOUT LIMITATION) AS TO THE CONDITION, QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR THE PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NSB DOES NOT WARRANT THE FUNCTIONING OF ANYTHING SUPPLIED OR SERVICES PERFORMED HEREUNDER WITH SOFTWARE OR EQUIPMENT NOT SUPPLIED BY NSB, OR THAT THE OPERATION OF ANYTHING SUPPLIED OR SERVICES PERFORMED HEREUNDER WILL BE UNINTERRUPTED OR ERROR FREE.

14.6.                     CLIENT AGREES THAT IF CLIENT HAS RECEIVED ANY WARRANTIES WITH REGARD TO ANYTHING SUPPLIED OR SERVICES PERFORMED HEREUNDER, THEN THOSE WARRANTIES ARE PROVIDED SOLELY BY NSB AND DO NOT ORIGINATE FROM, AND ARE NOT BINDING ON, ANY THIRD PARTIES, EXCEPT AS OTHERWISE SPECIFIED IN ANY END-USER LICENSE AGREEMENT PROVIDED BY A THIRD PARTY. FURTHERMORE, ANY SUPPORT TO BE PROVIDED PURSUANT TO THIS AGREEMENT SHALL BE PROVIDED EXCLUSIVELY BY NSB, UNLESS OTHERWISE SPECIFICALLY AGREED TO BY NSB IN WRITING.

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15.                               LIMITATION OF LIABILITY.

15.1.                     EACH PARTY’S AGGREGATE LIABILITY TO THE OTHER IN RESPECT OF ALL CLAIMS (WHETHER IN CONTRACT, DELICT OR TORT) SHALL NOT EXCEED AN AMOUNT EQUAL TO THE TOTAL FEES PAID BY CLIENT WITHIN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE OCCURRENCE OF THE EVENT THAT IS THE SUBJECT OF THE CLAIM. THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO THE FOLLOWING: (i) THE PARTIE’S OBLIGATIONS RELATING TO INDEMNIFICATION, CONFIDENTIALITY AND INTELLECTUAL PROPERTY; (ii) CLIENT’S PAYMENT OBLIGATIONS; (iii) DAMAGES ARISING FROM A PARTY’S GROSS NEGLIGENCE OR WILFUL MISCONDUCT; AND (iv) DAMAGES ARISING FROM PERSONAL INJURY OR DEATH.

15.2.                     NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSS, DAMAGE, COST OR EXPENSES OF ANY KIND WHATEVER AND HOWEVER CAUSED, WHETHER ARISING UNDER CONTRACT, TORT, DELICT (INCLUDING NEGLIGENCE) OR OTHERWISE, LOSS OF PRODUCTION, LOSS OF OR CORRUPTION OF DATA, LOSS OF PROFITS OR OF CONTRACTS, LOSS OF OPERATION TIME, LOSS OF GOODWILL, LOSS OF ANTICIPATED PROFITS OR ANTICIPATED SAVINGS, EVEN IF SUCH PARTY HAS BEEN ADVISED, KNEW OR SHOULD HAVE KNOWN OF THEIR POSSIBILITY. THIS LIMITATION WILL APPLY EVEN IF ANY REMEDY FAILS OF ITS ESSENTIAL PURPOSE. FOR THE PURPOSES OF THIS ARTICLE, LOSS INCLUDES A PARTIAL LOSS OR REDUCTION IN VALUE AS WELL AS A COMPLETE OR TOTAL LOSS.

15.3.                     NOTWITHSTANDING THE FOREGOING LIMITATIONS OF LIABILITY IN SECTION 15.2 AS THEY RELATE TO THE LOSS OF DATA, NSB AGREES THAT IT WILL PERFORM BACKUPS AS SET FORTH IN THIS AGREEMENT AND IN THE EVENT OF ANY LOSS OF DATA, NSB WARRANTS THAT THAT IT WILL BE ABLE TO RESTORE DATA FROM BACKUPS MADE NO MORE THAN FOUR (4) NIGHTS PRIOR. THE FOREGOING IS LIMITED TO DATA AS IT PERTAINS TO HEAD OFFICE SOLUTIONS. IN THE EVENT THAT NSB IS IN BREACH OF THE FOREGOING WARRANTY, NSB’S LIABILITY SHALL BE AS SET FORTH IN SECTION 15.1.

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15.4.                     NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT, NSB’S LIABILITY FOR DEATH, PERSONAL INJURY OR PHYSICAL DAMAGE TO PROPERTY CAUSED BY ITS NEGLIGENCE OR THAT OF ITS SERVANTS OR AGENTS SHALL BE LIMITED TO $1,000,000 IN RESPECT OF EACH SUCH EVENT.

15.5.                     TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NO THIRD PARTY WHOSE PRODUCTS OR SERVICES ARE PROVIDED HEREUNDER BY NSB SHALL HAVE ANY LIABILITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING FROM OR IN CONNECTION WITH THE USE OF ANY PRODUCTS OR SERVICES PROVIDED HEREUNDER. THIS LIMITATION WILL APPLY EVEN IF ANY REMEDY FAILS OF ITS ESSENTIAL PURPOSE.

16.                               CONNECTIVITY

16.1.                     Client shall provide for high-speed persistent connections between NSB and Client for access to the NSB Software as a Service infrastructure. The following technical specifications must be met:

16.1.1.           The persistent connection may be in the form of a Frame Relay, T1 or Broadband like xDSL at the Remote locations that are routed to and terminated at the NSB hosting facility over a Secure VPN that is implemented and managed (Line, Modems, Routers/VPN Devices) by the WAN communications provider. For redundancy purposes, NSB recommends that remote locations have a backup option that will re-establish the secure VPN connection in the event that the primary circuit is down.

16.1.2.           The Minimum Bandwidth required for a Store location is 128Kbits(s) assuming 1-2 Registers per store. Should the store configuration exceed two registers, then the minimum incremental bandwidth is 64Kbits per additional register.

16.1.3.           The Minimum Bandwidth required for a Corporate (head office) Location is 50Kbits(s) per User - typically 768Kbits(s) for 15 Users.

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16.2.                     Client and their third-party network provider shall be responsible for setting up, configuring and ensuring that monitoring capabilities are provided as part of the network infrastructure, including the equipment specifically designated by NSB for use in establishing the connectivity, as well as setting up dial backup procedures, operational training, and loading any third party software. Any assistance provided by NSB to configure Client’s equipment or integrate the network solution, shall be billable on a time and materials basis at NSB’s then prevailing rates.

17.                               INDEMNITY

Each party agrees to defend, indemnify and hold harmless the other party from and against any losses, damages, liabilities and expenses resulting from any claims made by any third party which arise from or are in any way related to such indemnifying party’s breach of their respective obligations, actions and/or omissions hereunder.

18.                               MISCELLANEOUS

18.1.                     Publicity. Client hereby grants NSB permission to distribute press releases upon completion of various project milestones (e.g., contract signature) and a case study upon project completion. Such publicity may appear in business or trade publications, NSB publications, and/or on the NSB web site. Client will provide NSB with a storefront photo and company logo for use in such published materials. Any published material will be subject to Client’s consent to both content and timing, such consent not to be unreasonably withheld or delayed; provided, however, that Client grants NSB the right to include Client’s name in NSB’s published client list without the need for Client’s consent. Notwithstanding anything to the contrary, Client acknowledges that NSB has a legal obligation to announce any material contracts and, accordingly, Client agrees that NSB will announce the execution of this Agreement, without the need for Client’s consent.

18.2.                     Non-Hiring. During the term of this Agreement, and for a period of twelve (12) months after termination hereof, neither party shall directly or indirectly, knowingly solicit, hire or otherwise retain, as an employee, consultant or independent contractor, any employee of the other party, within one (1) year of the employee leaving the employ of the other party, unless previously agreed in writing by the other party.

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18.3.                     Assignment. Client shall not have the right to assign or transfer, in whole or in part, this Agreement, without NSB’s prior written consent, which shall not be unreasonably withheld, except in the event of the sale of all or substantially all of Client’s assets or shares by way of merger or acquisition, in which case NSB consent shall not be required. Client acknowledges that in the event of the transfer of any third party licenses, Client and/or its assignee may be required to pay license fees to such third party(ies).

18.4.                     Entire Agreement. This Agreement comprises the entire agreement between the parties relating to the subject matter hereof. This Agreement supersedes all prior and contemporaneous agreements, proposals, or representations, written or oral, concerning the subject matter of this Agreement. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party; no other act, document, usage, or custom shall be deemed to amend or modify this Agreement. In the event of any inconsistencies between this Agreement and any schedules hereto, the schedules shall prevail.

18.5.                     Independent Contractors. The relationship of the parties hereunder shall be that of independent contractors. Nothing in this Agreement shall be construed to constitute a partnership between or joint venture of the parties, nor shall either party be deemed the agent of the other party or have the right to bind the other party in any way without the prior written consent of such party, except as specifically provided in this Agreement.

18.6.                     Waiver. No term or provision of this Agreement shall be deemed waived and no breach excused unless such waiver or consent is in writing and signed by the party that has given such waiver or excused such breach.

18.7.                     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, County of Orange. Exclusive jurisdiction for any action arising out of or in conjunction with this Agreement shall be in the courts of the State of California, County of Orange.

18.8.                     Force Majeure. In the event that either party hereto shall be delayed or hindered or prevented from the performance of any act required hereunder, other than a payment obligation, by reason of strikes, lock-outs, labor troubles, inability to procure materials or services, failure of power, riots, insurrection, war or other reasons of a like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Agreement, such party shall

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immediately provide notice to the other party of such delay, and performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

18.9.                     Notices. Any notice, request or other communication to be given under this Agreement may be delivered or sent by certified mail, registered mail, or courier, or by e-mail or facsimile transmission to the other party to be delivered at its address appearing in this Agreement (or in the event that another address is notified in writing to the other party in accordance with this Article, then to that other address) provided that a paper copy of any communication which is sent by e-mail or facsimile transmission is also sent by certified mail, registered mail, or courier, within one business day of the e-mail or facsimile transmission having been sent. Any such notice or document shall be deemed to have been delivered: (i) if delivered personally, at the time of delivery; or (ii) if mailed, by certified or registered mail, at 10:00 a.m. on the second (2nd) business day after it was mailed; or (iii) if sent by e-mail or facsimile transmission, on the Business Day when dispatched, provided that a paper copy was also sent in accordance with the provision above and provided that any notice which was dispatched or delivered or deemed to be delivered on a day which is not a business day, or after 4:00 P.M. (local time of recipient), shall be treated as delivered on the next business day.

18.10.              Severability. If any provision of this Agreement is held invalid or unenforceable by any court or agency of competent jurisdiction, the parties shall mutually agree on an alternate, legally valid and enforceable provision. The remainder of this Agreement shall nevertheless continue in full force and effect to the extent that continued operation under this Agreement without the invalid or unenforceable provision is consistent with the intent of the parties as expressed in this Agreement.

18.11.              Currency. All references to currency in this Agreement or any Related Agreement shall be deemed to be in U.S. Dollars, unless otherwise stipulated.

18.12.              Taxes. Client shall pay any federal, state, county or local sales, property, investment, use and/or other applicable taxes arising out of Client’s acquisition of the services of NSB under this Agreement, except any taxes on NSB’s income, whenever imposed. Upon request of NSB, Client shall obtain and provide to NSB any certificate of exemption or similar document required to exempt Client from any such tax liability. In the event that (i) any taxes are paid by NSB on

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behalf of Client, (ii) NSB has received payment therefore from Client, and (iii) it is thereafter determined that Client may be entitled to a refund of any such taxes, or a portion thereof, then NSB shall file the appropriate documents to receive such refund at Client’s request, and NSB shall pay such refund to Client upon receipt of such refund.

18.13.              Export/Re-Export Restrictions. Client agrees to comply with all export and re-export restrictions and regulations imposed by the governments of the United States, Canada and/or the country within which the Software is shipped by NSB to Client.

18.14.              Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same instrument.

WHEREFORE, the parties have caused this Agreement to be executed by their duly authorized representatives for and on behalf of:

CLIENT:		NSB Retail Solutions Inc.:

By:	/s/ Patrick Meany	By:	/s/ David C. Hennine
Authorized Signature		Authorized Signature

Patrick Meany		David C. Hennine
Name (type or print)		Name (type or print)

Chief Executive Officer		EVP General Manager
Title		Title

February 26, 2008		February 27, 2008
Date		Date

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